EXHIBIT 10.20

DIAMONDBACK EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made effective for all purposes as of September 1, 2008 (the “Effective Date”), by and among Diamondback Holdings, LLC, (the “Company”), and Danny Ward (the “Employee”).

In consideration of the mutual terms and provisions of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

1. Employment. The Company, the sole owner of Diamondback Quantum LLC, Diamondback-Directional Drilling LLC, and Diamondback-Downhole Technologies, LLC (the “Drilling Technologies Segment”), hereby agrees to employ the Employee and the Employee accepts such employment by the Company subject to the terms and subject to the conditions hereinafter set forth. The Employee is engaged as an employee of the Company and the Employee and the Company do not intend to create a joint venture, partnership or other relationship that might impose a fiduciary obligation on the Employee or the Company in the performance of this Agreement.

2. Term. The employment relationship evidenced by this Agreement is an “at will” employment relationship which means that the Company has the right to terminate the Employee at any time with or without cause as provided herein and the Employee has the right to end his employment at any time with or without cause as provided herein. In the absence of such termination, this Agreement will end on September 1, 2011.

3. Duties. The Employee shall be employed on a full time basis by the Company in the position of Director of Operations and shall perform such duties as are consistent with such positions. Notwithstanding the foregoing, the Employee’s position and duties may be modified or changed from time to time at the sole discretion of the Company’s Board (the “Board”) or Officers (the “Officers”). The Employee agrees to use his best efforts to faithfully perform the Employee’s duties and responsibilities under this Agreement.

4. Time to be Devoted to Employment. During the term of this Agreement, the Employee shall devote all of Employee’s working time, attention and energies to the performance of Employee’s duties and responsibilities under this Agreement. The Employee shall not engage in any business activity that, in the reasonable judgment of the Board or Officers, conflicts with the Employee’s duties hereunder, whether or not such activity is pursued for gain, profit, or other pecuniary advantage. In addition, the Employee shall not, unless approved by the Company’s Board or Officers in writing: (a) engage in activities which require such substantial services on the part of the Employee that the Employee is unable to perform the duties assigned to the Employee in accordance with this Agreement; (b) serve as an officer or director of any publicly held entity; or (c) directly or indirectly invest in, participate in or acquire an interest in any business that provides services or materials to the oil and gas industry. The foregoing will not prohibit ownership of publicly traded securities.

5. Compensation; Benefits: Reimbursement.

(a) The Company shall pay to the Employee a base salary (the “Base Salary”) payable in such installments as is generally the policy of the Company with respect to the regular compensation of its employees generally. The Base Salary shall be at a rate of $300,000 per annum beginning on the Effective Date, increase to $325,000 on the first anniversary of the Effective Date, and increase to $350,000 on the second anniversary of the Effective Date.

(b) The Company shall pay to the Employee a bonus (the “Bonus”) for performance and retention payable as is generally the policy of the Company with respect to such compensation.

(i) The Bonus paid for performance shall be based on quarterly EBITDA of the Drilling Technologies Segment according to Exhibit A, paid at the rate of $25,000 for each quarter that the meets or exceeds the EBITDA numbers, and $25,000 for meeting or exceeding each of four quarterly EBITDA numbers as shown in Exhibit A.

(ii) The Bonus paid for retention shall be based on the Employee’s continued employment on each anniversary of the Effective Date and paid at the rate of $50,000 per year.

(c) The Company shall provide the Employee with such employee benefits as are provided by the Company from time to time to its employees generally.

(d) During the Employment Period, the Employee shall be entitled to twenty days of paid time off annually (“Vacation”), in addition to holidays observed by the Company, implemented as is currently the policy of the Company.

(e) The Company shall, in accordance with the Company’s regular policies with respect to the reimbursement of expenses, reimburse the Employee for all reasonable and necessary expenses and other disbursements incurred by the Employee for or on behalf of the Company in connection with the performance of the Employee’s duties hereunder upon presentation of appropriate receipts therefor.

(f) The Company shall, in accordance with the Company’s regular policies with respect to grants of stock options, restricted stock, or similar incentives, provide Employee with such incentive upon an initial public offering.

6. Termination. The Employee’s employment will continue in effect until the expiration of the term set forth in paragraph 2 of this Agreement unless earlier terminated pursuant to this paragraph 6.

(a) Incapacity. If the Employee is incapacitated or disabled by accident, sickness or otherwise so as to render him mentally or physically incapable of performing the services required to be performed by the Employee hereunder (such condition being referred to in this Agreement as a “Disability”) for a period of ninety (90) consecutive days, or for an aggregate of one hundred twenty (120) days during any twelve-month period, the Company may, at its option, terminate the employment of the Employee under this Agreement upon giving the Employee at least fifteen (15) days prior written notice to that effect. Any termination occurring pursuant to this Paragraph 6(a) is called an “Involuntary Termination” in this Agreement. In applying this paragraph, the Company will comply with any applicable legal requirements, including the Americans with Disabilities Act.

(b) Death. If the Employee dies during the term of this Agreement, Employee’s employment will terminate without compensation to the Employee’s estate in accordance with the general policies of the Company.

(c) For Cause. The Company may terminate the employment of the Employee hereunder at any time for Cause (as hereinafter defined) (such a termination being referred to in this Agreement as a “Termination For Cause”) by giving the Employee written notice of such termination, which shall take effect immediately upon the giving of such notice to the Employee. As used in this Agreement, “Cause” means (A) the Employee’s breach or threatened breach of this Agreement; (B) the Employee’s breach of fiduciary duty (C) the misappropriation or fraudulent conduct by the Employee with respect to the assets or operations of the Company or any of its subsidiaries or affiliated companies; (D) the Employee’s disregard of the instructions of the Board or Officers or the Employee’s neglect of duties or failure to act, other than by reason of disability or death; (E) the Employee’s personal misconduct which injures the Company; or (F) the conviction of the Employee for, or a plea of guilty or no contest to, a felony or any crime involving fraud, theft or dishonesty.

(d) Without Cause. The Company may terminate the employment of the Employee hereunder without Cause (such a termination being referred to in this Agreement as a “Termination Without Cause”) by providing the Employee with 10 days written notice of such termination, such termination to take effect on the date specified in such notice, which date shall not be earlier than the date of such notice.

(e) Voluntary. The Employee may voluntarily resign from his employment hereunder at any time by giving the Company written notice of such resignation at least 10 days prior to the effective date of such resignation; provided, the Company may in its sole discretion, elect to waive all or any part of the 10-day notice period. Any termination of the Employee’s employment hereunder pursuant to the Employee’s voluntary resignation in accordance with this Paragraph 6(e) is referred to herein as a “Voluntary Termination.”

7. Effect of Termination.

(a) Upon the termination of the Employee’s employment hereunder due to an Involuntary Termination, a Termination for Cause or a Voluntary Termination, neither the Employee nor his beneficiary or estate shall have any further rights or claims against the Company or any of its affiliates under this Agreement, except to receive reimbursement for any expenses for which the Employee shall not have been previously reimbursed as provided in Paragraph 5(e).

(b) Upon the termination of the Employee’s employment hereunder due to a Termination Without Cause, neither the Employee nor his beneficiary or estate shall have any further rights or claims against the Company or any of its affiliates under this Agreement, except (i) to receive the amounts set forth in Paragraph 7(a) above, and (ii) subject to receipt by the Company of an executed release and confidentiality agreement in favor of the Company and its affiliates, in a form and substance acceptable to the Company in its sole discretion to continue to receive the Base Salary through the remainder of the term at the same times and in the same manner in which such Base Salary was payable to the Employee immediately prior to the termination date.

(c) Upon the conditions of (i) termination of Employees employment hereunder, and (ii) the sale of substantially all the assets of the Drilling Technologies Segment to an entity not affiliated with Wexford Capital, all the Base Salary for the remainder of the Term, contemplated under Paragraph 5(a) above, shall become payable to Employee within sixty (60) days of such sale.

8. Confidential Information.

(a) The Employee acknowledges and recognizes that during the term of this Agreement the Employee will be privy to trade secrets and confidential proprietary information critical to the Company and its subsidiaries and affiliates (collectively, “Confidential Information”), and further acknowledges that the Company would be irreparably damaged if the Confidential Information possessed by Employee were disclosed to or utilized by or on behalf of others in competition with the Company or its subsidiaries or affiliated companies. Such Confidential Information includes, without limitation, information relating to the nature and operation of the business of the Company and its subsidiaries or affiliated companies including any companies which the Company has identified for potential acquisition, the persons, firms and corporations which arc customers or active prospects of the Company during the Employee’s employment by the Company, the Company’s development, transition and transformation plans, methodology and methods of doing business, strategic, acquisition, marketing and expansion plans, including plans regarding planned and potential acquisitions and sales, financial and new and existing programs and services (and those under development), prices and terms, customer service, integration processes requirements, costs of providing service, support and equipment and equipment maintenance costs as well as the Company’s trade secrets.

(b) During the Employment Period and at all times thereafter, the Employee will preserve and protect as confidential all of the Confidential Information known to the Employee or at any time in the Employee’s possession or control. In addition, during the Employment Period and at all times thereafter, the Employee will not disclose to any unauthorized person or use for his own account any of such Confidential Information without the Board’s or an Officer’s written consent. The Employee agrees to deliver to the Company at the termination of the Employee’s employment, or at any other time the

Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) containing or otherwise relating to any of the Confidential Information (including, without limitation, all acquisition prospects, customer lists, and contact information) which the Employee may then possess or have under the Employee’s control. The Employee acknowledges that all such memoranda, notes, plans, records, reports and other documents are and at all times will be and remain the property of the Company.

(c) The Employee will fully comply with any agreement reasonably required by any of the Company’s customers, suppliers or contractors with respect to the protection of the confidential or proprietary information of such entities.

9. Proprietary Rights.

(a) The Employee acknowledges and agrees that the Company owns all right, title and interest (including patent rights, copyrights, trade secret rights, trademark rights and all other intellectual and industrial property rights) relating to any and all inventions (whether or not patentable), works of authorship, design, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by the Employee during the term of this Agreement which are useful in, or directly or indirectly related to, the business of the Company or any Confidential Information (collectively, the “Proprietary Rights”). The Employee further acknowledges and agrees that all such Proprietary Rights are “works made for hire” of which the Company is the author. The Employee agrees to promptly disclose and provide all Proprietary Rights to the Company; provided, in the event the Proprietary Rights shall not be deemed to constitute “works made for hire,” or in the event the Employee should, by operation of law or otherwise, be deemed to retain any rights in the Proprietary Rights, the Employee agrees to assign to the Company, without further consideration, the Employee’s entire right, title and interest in and to each and every such Proprietary Right.

(b) The Employee hereby agrees to assist Company in obtaining and enforcing United States and/or foreign letters patent and copyright registrations covering the Proprietary Rights and further agrees that Employee’s obligation to assist Company shall continue beyond the termination of Employee’s employment hereunder. If Company is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering inventions assigned to Company, then Employee hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact to act for and on Employee’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee. Employee hereby waives and quitclaims to Company any and all claims of any nature whatsoever which Employee now or hereafter may have for infringement of any patent or copyright resulting from any such application for letters patent or copyright registrations assigned hereunder to Company. Employee will further assist Company in every lawful way to enforce any copyrights or patents obtained, including without limitation, testifying in any suit or proceeding involving any of the copyrights or patents or executing any documents deemed necessary by Company, all without further consideration except as contemplated by the immediately following sentence but at the expense of Company. If Employee is called upon to render such assistance after termination of Employee’s employment hereunder, then Employee shall be entitled to a fair and reasonable per diem fee (which shall not be less than Employee’s equivalent daily Base Salary) in addition to reimbursement of any expenses incurred at the request of Company.

10. Non-Solicitation. The Employee agrees that during the Non-Solicitation Period (as hereafter defined), Employee will not directly, either personally or by or through his agent, on behalf of himself or on behalf of any other individual, association or entity, (i) use any of the Confidential Information for the purposes of calling oh any established customer of the Company or any potential customer which has been identified or contacted by the Company or soliciting or inducing any of such customers to acquire, or providing to any of such customers, any product or service provided by the Company or any affiliate or subsidiary of the Company; (ii) solicit, influence or encourage any established customer of the Company to divert or direct such customer’s business to the Employee or any person or entity by which or with which the Employee is employed, associated, affiliated or otherwise related; or (iii) solicit, divert or attempt to solicit or divert any entity which has been identified and contacted by the Company, either directly or through such entity’s agent(s), with respect to a possible acquisition by the Company. For the purposes hereof, the term “Non-Solicitation Period” shall mean a period of six months after Employee’s employment ends for any reason.

11. Non-Interference. The Employee agrees that during the Non-interference Period (as hereafter defined) he will not, directly or indirectly, either personally or by or through his agent, on behalf of himself or on behalf of any other individual, association or entity, hire, solicit or seek to hire any employee of the Company or any affiliate or subsidiary of the Company, or any individual who was an employee of the Company or any affiliate or subsidiary of the Company during the twelve-month period prior to the Termination Date, or in any other manner attempt, directly or indirectly, to persuade any such employee to discontinue his or her status of employment with the Company or any affiliate or subsidiary of the Company or to become employed in a business or activities likely to be competitive with the business of the Company or any affiliate or subsidiary of the Company. For the purposes hereof, the term “Non-Interference Period” shall mean a period of six months after Employee’s employment and for any reason.

12. Non-Competition. During the period of Employee’s employment and for a period ending six (6) months after the Employee’s termination of employment for any reason, the Employee will not engage in a business that competes with the Company by providing the same or similar products and services in any state where Company offers such on the date of termination of the Employee.

13. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

14. Remedies. The Employee acknowledges and understands that the provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause the Company or any of its subsidiaries irreparable harm. In the event of a breach or threatened breach by the Employee of the provisions of this Agreement, the Company or any of its subsidiaries or affiliates shall be entitled to an injunction restraining the Employee from such breach. In addition to the foregoing and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available, if the Employee violates any provision of Paragraphs 8, 9, 10, or 11 hereof, any compensation or severance payments then or thereafter due from the Company to the Employee shall be terminated forthwith and the Company’s obligation to pay and the Employee’s right to receive such compensation as severance payments shall terminate and be of no further force or effect, in each case without limiting or affecting the Employee’s obligations under such Paragraphs 8, 9, 10, and 11 or the Company’s or its subsidiaries’ or affiliates’ other rights and remedies available at law or equity. Nothing contained in this Agreement shall be Agreement shall be construed as prohibiting the Company or any of its subsidiaries or affiliates from pursuing, or limiting the Company’s or any of its subsidiaries’ or affiliates’ ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by the Employee. The provisions of Paragraph 18 of this Agreement relating to arbitration shall not be applicable to the Company to the extent it seeks an injunction in any court to restrain the Employee from violating Paragraphs 8, 9, 10, or 11 hereof.

15. Employee’s Representations. The Employee hereby represents and warrants to the Company that the execution, delivery and performance of this Agreement by the Employee does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Employee is a party or any judgment, order or decree to which the Employee is subject.

16. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if (a) delivered personally, (b) sent by nationally-recognized overnight courier guaranteeing next business day delivery, (c) sent by facsimile or (d) sent by registered or certified mail, postage prepaid, return receipt requested and addressed as follows:

(i) if to the Company, to:

Diamondback Holdings, LLC

14301 Caliber Drive, Suite 200

Oklahoma City, OK 73134

Attention: General Counsel

Telephone: (405)242-4080

Facsimile: (405)242-4081

(ii) if to the Employee, to the address specified following the Employee’s signature below.

or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (iii) in the case of facsimile transmission, when received, and (iv) in the case of mailing, on the fifth Business Day following that on which the piece of mail containing such communication is posted. As used herein, “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in Oklahoma arc not required to be open.

17. Amendment and Waiver. No waiver, amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. No failure or delay by any party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof or of any other right, power or remedy. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

18. Governing Law. This Agreement is being entered into by the Company in the State of Oklahoma. Except as provided for in Section 18 above, all questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of Oklahoma, without giving effect to any choice or conflict of law provision or rules (whether in Oklahoma or any other jurisdiction) that would cause the application of the laws of any jurisdiction.

19. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties with respect thereto, whether oral or written.

20. Binding Effect; Third Party Beneficiary; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective affiliates, officers, employees, agents, successors and assigns (including, in the case of the Company or any of its subsidiaries or affiliated companies, the successor to the business of the Company as a result of the transfer of all or substantially all of the assets or capital stock of the Company or any of its subsidiaries or affiliates); provided, that the Employee may not assign this Agreement or any of his rights or interests herein, in whole or in part, to any other person or entity without the prior written consent of the Company.

21. Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

22. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same agreement. A telecopy or a facsimile transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

23. Effectiveness. This Agreement shall be effective for all purposes as of the close of business on the Effective Date.

24. No Other Contractual Obligations. Employee represents and warrants that he is under no valid contractual obligations that would prevent him from entering into this Agreement with the Company. In addition, Employee acknowledges and agrees that he is prohibited from utilizing in his employment with the Company any legally protected confidential and proprietary information belonging to a third party.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date specified immediately following their respective signatures below.

COMPANY: Diamondback Holdings, LLC

By:	/s/ Arty Straehala
Name:	Arty Straehala
Title:	Chief Executive Officer

Date:	9/22/08

EMPLOYEE:

/s/ Danny Ward
Danny Ward

Date:	9/22/08